Exhibit 99.1

Company Contact: Kevin D. Clark, CEO, COO & President 305-324-2300

FOR IMMEDIATE RELEASE

IVAX DIAGNOSTICS RECEIVES F.D.A. CLEARANCE FOR MAGO® 4S

MIAMI — (BUSINESS WIRE) — January 26, 2011 — IVAX Diagnostics, Inc. (NYSE Amex: IVD) today announced that it has received clearance from the United States Food and Drug Administration (FDA) on the 510(k) premarket submission that IVAX Diagnostics had filed for the Mago® 4S.  The Mago® 4S is IVAX Diagnostics’ next-generation fully-automated Enzyme-linked Immunosorbent Assay (ELISA) and Immunofluorescence Assay (IFA) instrumentation system for autoimmune and infectious disease testing that IVAX Diagnostics intends to market in the United States.

About IVAX Diagnostics, Inc.

IVAX Diagnostics, Inc. (www.ivaxdiagnostics.com), headquartered in Miami, Florida, is a fully integrated in vitro diagnostics company that develops, manufactures and distributes in the United States and internationally, proprietary diagnostic reagents, test kits and instrumentation, primarily for autoimmune and infectious diseases, through its three subsidiaries:  Diamedix Corporation (U.S.), Delta Biologicals S.r.l. (Europe), and ImmunoVision, Inc. (U.S.).

Safe Harbor Statement
Except for the historical matters contained herein, statements in this press release are forward-looking and are made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. Investors are cautioned that forward-looking statements involve risks and uncertainties that may affect the business and prospects of IVAX Diagnostics, Inc., including, without limitation, the risks and uncertainties associated with:  the pending commercial release of the Mago® 4S; the ability of the Mago® 4S to be available when expected, or at all; the ability of the Mago® 4S to perform as expected; the impact of the anticipated timing of the commercial release of the Mago® 4S on the judgments and estimates IVAX Diagnostics has made with respect to its financial condition, operating results and cash flows; the impact on IVAX Diagnostics’ financial condition and operating results of making or changing judgments and estimates as a result of future design changes to, or the development of improved instrument versions of, the Mago® 4S or as a result of future demand for the Mago® 4S; the ability of the Mago® 4S to be a source of revenue growth for IVAX Diagnostics; IVAX Diagnostics’ ability to receive financial benefits or achieve improved operating results and cash flow  after the commercial release of the Mago® 4S; the ability of the Mago® 4S to be a factor in the growth of IVAX Diagnostics; the ability of the Mago® 4S to expand the menu of test kits IVAX Diagnostics offers; IVAX Diagnostics’ ability to successfully market the Mago® 4S; IVAX Diagnostics’ customers’ integration of the Mago® 4S into their operations; IVAX Diagnostics’ ability to generate positive cash flow or otherwise improve its liquidity, whether from existing operations, strategic initiatives or possible future sources of liquidity; constantly changing, and IVAX Diagnostics’ compliance with, governmental regulation; IVAX Diagnostics’ ability to achieve cost advantages from its own manufacture of instrument systems, reagents and test kits; and other risks and uncertainties that may cause results to differ materially from those set forth in the forward-looking statements.  In addition to the risks and uncertainties set forth above, investors should consider the economic, competitive, governmental, technological and other risks and uncertainties discussed in IVAX Diagnostics’ filings with the Securities and Exchange Commission, including, without limitation, the risks and uncertainties discussed under the heading “Risk Factors” in such filings.

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